EXHIBIT  INDEX

Earning  release  dated  April  26,  2006  announcing  March  31, 2006 earnings.




EXHIBIT  99.1

FOR  IMMEDIATE  RELEASE

CONTACT:  Thomas  W.  Schneider  -  President,  CEO
          James  A.  Dowd  -  Vice  President,  CFO
          Telephone:  (315)  343-0057





Pathfinder  Bancorp,  Inc.  Announces  First  Quarter  Earnings

Oswego, New York, April 26, 2006 Pathfinder Bancorp, Inc., the mid-tier holding company of Pathfinder Bank, (NASDAQ SmallCap Market; symbol: PBHC, listing: PathBcp) announced reported net income of $240,000, or $0.10 per diluted share, for the three months ended March 31, 2006 as compared to $149,000, or $0.06 per diluted share for the same period in 2005.

"We are pleased with our first quarter results that have tracked our budgeted expectations", according to Thomas W. Schneider, President and CEO, "but we understand that we have further performance improvements to make to successfully navigate through the current interest rate and business cycle."

"Our initiatives to enhance non-interest income have resulted in a 21% increase over the prior year," Schneider continued, "and we have successfully lowered our operating expenses, even as we provide services through our additional branch in Central Square."

Net interest income for the three months ended March 31, 2006, decreased $82,000 when compared to the same period during 2005. Interest income increased $167,000, or 5%, offset by increased interest expense of $249,000, or 17%. Net interest rate spread decreased to 3.00% for the first quarter of 2006 from 3.06% for the same period in 2005. Average interest-earning assets decreased 2% to $275.9 million at March 31, 2006 as compared to $280.2 million at March 31, 2005, while the yield on those assets increased 33 basis points to 5.67% compared to 5.34% for the same period in 2005. The decrease in average earning
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assets is primarily attributable to an $8.7 million decrease in average interest earning deposits, offset by increases in average net loans receivable and investment securities of $3.6 million and $863,000, respectively. Average interest-bearing liabilities decreased $948,000 and the cost of funds increased 39 basis points to 2.66% from 2.27% for the same period in 2005. The decrease in the average balance of interest-bearing liabilities resulted primarily from a $728,000 decrease in average deposits and a $220,000 decrease in borrowed funds.

Provision for loan losses for the quarter ended March 31, 2006 decreased 69% to $22,000 from $72,000 for the same period in 2005. The decrease in the provision primarily resulted from fewer charge-offs and continued improvement in asset quality and overall loan delinquencies. The Company's ratio of allowance for loan losses to period end loans has decreased slightly to 0.88% at March 31, 2006 from 0.89% at December 31, 2005. Nonperforming loans to period end loans have improved to 0.75% at March 31, 2006 from 0.89% at December 31, 2005.

Non-interest income, net of gains and losses from the sale of securities, loans and foreclosed real estate, increased 23% to $614,000 for the quarter ended March 31, 2006 compared to $501,000 for the same quarter in the prior year. The increase in non-interest income is primarily attributable to a $97,000 increase in service charges on deposit accounts, an $18,000 increase in loan servicing fees and a $6,000 increase in value of bank owned life insurance, partially offset by a reduction in other charges, commissions and fees. The increase in service charges on deposit accounts is attributable to an increase in the number of demand accounts and their related fees. The increase in loan servicing fees is primarily attributable to an increase in commercial loan origination fees. The reduction in other charges, commissions and fees is primarily attributable to the recording of $18,000 of New York State grant income related to a company wide leadership training program in 2005, offset by increases in fees associated with the bank's Visa debit card usage.

Net losses from the sale of securities, loans and foreclosed real estate increased $9,000 to a net loss of $21,000 for the quarter ended March 31, 2006 compared to a net loss of $12,000 for the same period in the prior year.

Other expenses remained relatively consistent at $2.4 million for the quarter ended March 31, 2006, when compared to the same period in the prior year.
Professional and other services expenses decreased $63,000 primarily from the costs associated with leadership training and performance management programs in 2005. An increase in building occupancy of $41,000 was primarily due to increased depreciation expenses and operating expenses at the new Central Square branch that opened in May 2005.

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York. The Bank has seven full service offices located in its market area consisting of Oswego County. Financial highlights for Pathfinder Bancorp, Inc. are attached. Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust I.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.
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


                                     PATHFINDER BANCORP, INC.
                                       FINANCIAL HIGHLIGHTS
                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                FOR THE THREE MONTHS
                                                                  ENDED MARCH 31,
                                                                    (UNAUDITED)
                                                               ----------------------
                                                                      2006         2005
----------------------------------------------------------------------------------------
CONDENSED INCOME STATEMENT
  Interest income                                              $     3,865   $    3,698
  Interest expense                                                   1,748        1,499
-----------------------------------------------------------------------------------------
  Net interest income                                                2,117        2,199
     Provision for loan losses                                          22           72
-----------------------------------------------------------------------------------------
  Net interest income after provision for loan losses                2,095        2,127
  Other income                                                         614          501
  Net losses on securities, loans and foreclosed real estate           (21)         (12)
  Other expense                                                      2,411        2,420
-----------------------------------------------------------------------------------------
  Income before taxes                                                  277          196
  Provision for income taxes                                            37           47
-----------------------------------------------------------------------------------------
  NET INCOME                                                   $       240   $      149
=========================================================================================

KEY EARNINGS RATIOS
Return on average assets                                              0.31%        0.19%
Return on average equity                                              4.54%        2.77%
Return on average tangible equity (a)                                 5.67%        3.49%
Net interest margin (tax equivalent)                                  3.13%        3.20%

(a) tangible equity excludes intangible assets

SHARE AND PER SHARE DATA
   Basic weighted average shares outstanding                      2,463,132    2,447,210
   Basic earnings per share                                    $       0.10   $     0.06
   Diluted earnings per share                                          0.10         0.06
   Cash dividends per share                                          0.1025       0.1025
   Book value per share                                                8.47         8.54

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

                                                  (UNAUDITED)            (UNAUDITED) (UNAUDITED)
                                                    MARCH 31,DECEMBER 31,  MARCH 31,  MARCH 31,
                                                      2006       2005        2005        2004
-----------------------------------------------------------------------------------------------
SELECTED BALANCE SHEET DATA
Assets                                              $303,754   $296,948   $308,613   $302,316
Earning assets                                       273,372    266,198    278,890    276,421
Total loans                                          191,381    189,568    186,858    186,646
Deposits                                             237,676    236,377    244,980    230,951
Borrowed Funds                                        37,460     31,360     34,360     40,960
Trust Preferred Debt                                   5,155      5,155      5,155      5,155
Shareholders' equity                                  20,859     20,928     20,954     22,236

ASSET QUALITY RATIOS
Net loan charge-offs (annualized) to average loans      0.03%      0.24%      0.04%      0.27%
Allowance for loan losses to period end loans           0.88%      0.89%      1.01%      0.95%
Allowance for loan losses to nonperforming loans      118.64%     99.94%    106.58%     59.87%
Nonperforming loans to period end loans                 0.75%      0.89%      0.94%      1.59%
Nonperforming assets to total assets                    0.76%      0.82%      0.85%      1.07%
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